SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lamar Advertising Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAMAR ADVERTISING COMPANY

5551 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

To the Stockholders:

The 2003 annual meeting of the stockholders of Lamar Advertising Company, a Delaware corporation, will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 22, 2003, for the following purposes:

1.	To elect six directors, each for a one-year term.

2.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 7, 2003 will be entitled to vote at the meeting.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

James R. McIlwain

Secretary

Baton Rouge, Louisiana

April 23, 2003

LAMAR ADVERTISING COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the annual meeting of stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 22, 2003, and at any adjournments thereof.

We are mailing our annual report to stockholders for the fiscal year ended December 31, 2002 to stockholders with the mailing of this proxy statement on or about April 23, 2003. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC, except for exhibits.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed April 7, 2003 as the record date for determining holders of our Common Stock who are entitled to vote at the Annual Meeting.

We have two classes of common stock and one class of preferred stock issued and outstanding: Class A common stock, $.001 par value per share, Class B common stock, $.001 par value per share and Series AA preferred stock, $.001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.

With respect to the matters submitted for vote at the Annual Meeting, each share of Class A common stock and Series AA preferred stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes.

Our Class A common stock, Class B common stock and Series AA preferred stock will vote as a single class in regards to the matters submitted at the Annual Meeting. On April 7, 2003, there were outstanding and entitled to vote 85,714,089 shares of Class A common stock, 16,417,073 shares of Class B common stock and 5,719.49 shares of Series AA preferred stock.

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A common stock, the Class B common stock and the Series AA preferred stock issued and outstanding on April 7, 2003 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals are called “broker non-votes.” Broker non-votes, votes withheld and abstentions will be considered present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies by mail. Proxies in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments thereof.

We will not count shares that abstain from voting on a particular matter and broker non-votes, as votes in favor of such matter. We will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.

Voting of Proxies

You may vote by either of the following means:

•	by mail; or

•	in person, at the Annual Meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attn: Secretary, telephone: (225) 926-1000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

The following table sets forth certain information known to us as of March 5, 2003 with respect to the shares of common stock that are beneficially owned as of such date by: (i) each director and each of the nominees for director; (ii) the Chief Executive Officer and each of the other executive officers; (iii) all directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of either class of our common stock. Except as otherwise indicated, the address of each beneficial holder listed below is c/o Lamar Advertising Company, 5551 Corporate Blvd., Baton Rouge, LA 70808 and except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by them.

Directors, Officers and 5% Stockholders	Title of Class	Number of Shares		Percent of Class

Kevin P. Reilly, Jr.	Class A Class B(2)	213,123 11,362,250	(1) (3)	* 69.2	%(4)

Sean E. Reilly	Class A Class B(2)	68,250 10,782,835	(5) (3)	* 65.7	%(6)

Anna Reilly Cullinan	Class B(2)	10,665,280	(3)	65.0	%(7)

The Reilly Family Limited Partnership	Class B(2)	9,000,000		54.8	%(8)

Janus Capital Corporation 100 Fillmore Street Denver, CO 80206	Class A	9,100,395	(9)	10.7%

FMR Corp. 82 Devonshire Street Boston, MA 02109	Class A	8,444,508	(10)	9.9%

Putnam, LLC One Post Office Square Boston, MA 02109	Class A	8,364,277	(11)	9.8%

AIM Management Group Inc. 11 Greenway Plaza Suite 100 Houston, TX 77046	Class A	5,652,158	(12)	6.6%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	Class A	5,027,706	(13)	5.9%

Charles W. Lamar, III	Class A	4,932,555	(14)	5.8%

Gerald H. Marchand	Class A	180,189	(15)	*

Keith A. Istre	Class A	121,112	(16)	*

T. Everett Stewart, Jr.	Class A	97,950	(17)	*

Stephen P. Mumblow	Class A	13,000	(18)	*

John Maxwell Hamilton	Class A	13,000	(19)	*

Thomas V. Reifenheiser	Class A	12,000	(20)	*

All Directors and Executive Officers as a Group (10 Persons)	Class A	20,461,544	(21)	20.1	%(22)

*	Less than 1%

(1)	Includes 68,250 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003.

(2)	Upon the sale of any shares of Class B common stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A common stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above. Except for voting rights, the Class A and Class B common stock are substantially identical. The holders of Class A common stock and Class B common stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A common stock entitled to one vote per share and the holders of Class B common stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin Reilly, the President and Chief Executive Officer of Lamar Advertising, is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly Cullinan (a nominee for director), Sean E. Reilly and Wendell S. Reilly are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP.

(4)	Represents 11.2% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(5)	Consists of 68,250 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003.

(6)	Represents 10.6% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(7)	Represents 10.5% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(8)	Represents 8.9% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(9)	Janus Capital Corpoartion shares voting and investment power as to 9,300 of these shares. Based on the Schedule 13G/A filed with the Commission by Janus Capital Corporation for the year ended December 31, 2002.

(10)	Includes 137,633 shares beneficially owned by its wholly owned subsidiaries and 695,675 shares of Class A common stock that could be acquired upon the conversion of $32,175,000 principal amount of Lamar Advertising’s 5.25% Convertible Notes due 2006 owned by FMR Corp. Based on the Schedule 13G/A filed by FMR Corp. with the Commission for the year ended December 31, 2002.

(11)	Putnam, LLC d/b/a Putnam Investment (“PI”) shares voting power as to 190,750 of these shares with Putnam Investment Management, LLC and as to 219,278 of these shares with The Putnam Advisory Co., LLC and shares investment power with Putnam Investment Management, LLC and The Putnam Advisory Co., LLC as to 7,805,969 and 558,308 of these shares, respectively. Based on the Schedule 13G/A filed by PI with the Commission for the year ended December 31, 2002.

(12)	Based on the Schedule 13G/A for the year ended December 31, 2002 filed by AIM Management Group, Inc. with the Commission on behalf of itself and its wholly owned subsidiaries, AIM Advisors, Inc., AIM Capital Management, Inc. and AIM Private Asset Management, Inc.

(13)	Wellington Management Company, LLP shares voting power as to 4,483,685 of these shares and shares investment power as to 5,027,706 of these shares. Based on the Schedule 13G filed by Wellington Management Company, LLP with the Commission for the year ended December 31, 2002.

(14)	Includes (a) 425,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power; (b) 1,036,324 shares held in trust for Mr. Lamar’s two minor children who reside with him and in a charitable lead annuity trust; Mr. Lamar disclaims beneficial ownership of these shares; (c) 1,000,000 shares held by a private exchange fund, as to which Mr. Lamar is deemed the beneficial owner; (d) 70,000 shares that the trusts for Mr. Lamar’s two minor children who reside with him have exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership of these shares; (e) 2,038,198 shares held by CWL3, LLC; CWL3, No. 2DG, LLC; CWL3, No. 3C, LLC and two grantor retained annuity trusts; as to which Mr. Lamar is deemed the beneficial owner; and (f) 50,750 shares owned by Mr. Lamar’s spouse and 2,404 shares owned by Mr. Lamar’s minor children, as to which Mr. Lamar disclaims beneficial ownership.

(15)	Includes 44,000 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003, and 66,389 shares owned by the Marchand Family Partnership of which Mr. Marchand is a partner. Mr. Marchand shares voting power over the partnership shares with his wife.

(16)	Includes 119,800 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003.

(17)	Includes 49,950 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003.

(18)	Includes 12,000 shares of Class A common stock subject to stock options exercisable within 60 days of March 5, 2003.

(19)	Includes 12,000 shares of Class A common stock subject to options exercisable within 60 days of March 5, 2003.

(20)	Consists of 12,000 shares of Class A common stock subject to options exercisable within 60 days of March 5, 2003.

(21)	See Notes 1, 3, 5, 14, 15, 16, 17, 18, 19 and 20.

(22)	Assumes the conversion of all shares of Class B common stock into shares of Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that during 2002 our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors has reduced the number of directors to six for the coming year, therefore four of our current directors will not stand for reelection. The persons named below have been nominated for election as directors at the annual meeting of stockholders to be held on May 22, 2003, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Each has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

Required Vote

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.

The following table contains certain information about the nominees for director.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Kevin P. Reilly, Jr. Age: 48	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly also serves on the Executive Committee of the Board. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.	1984

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Charles W. Lamar, III Age: 54	Charles W. Lamar, III has been a director since June 1973. He joined us in 1982 and served as General Counsel and Secretary through December 1998. Prior to joining us, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge. In January 1999, Mr. Lamar became Chairman and Chief Executive Officer of Woodlawn Land Company, a commercial real estate company. Mr. Lamar received a B.A. in Philosophy from Harvard University in 1971, a M.A. in Economics from Tufts University in 1972 and a J.D. from Boston University in 1975.	1973

Anna Reilly Cullinan Age: 39	From 1992 until 2000, Mrs. Cullinan owned and operated Lula’s Cafe, a restaurant, and served on the Board of Directors of several community-based organizations in South Bend, Indiana. Mrs. Cullinan currently is a director of St. Joseph Capital Bank in South Bend. Prior to living and raising her family in Indiana, Mrs. Cullinan worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C. Mrs. Cullinan received her B.A. from Emory University in 1985, and a Masters of Public Policy from Duke University in 1990.	2001

Stephen P. Mumblow Age: 47

Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998, prior to which he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a BS Degree in Economics.

		1999

John Maxwell Hamilton Age: 56	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992. In addition, Mr. Hamilton worked on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development. Mr. Hamilton received a B.A. in Journalism from Marquette University in 1969, an M.S. in Journalism from Boston University in 1974 and a Ph.D. from George Washington University in 1983.	2000

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Thomas V. Reifenheiser Age: 67	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from prior to 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corp. Mr. Reifenheiser received a B.B.A. from Hofstra University and an M.B.A. from The Wharton School, University of Pennsylvania.	2000

Family Relationships

Kevin P. Reilly, Jr. and Sean Reilly are brothers, Anna Reilly Cullinan is their sister and Charles W. Lamar, III is their cousin.

Board and Committee Meetings

During the year ended December 31, 2002, our Board of Directors held four meetings. Each of the directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and all of its committees on which that director served, except for Mr. Marchand, who attended 50% of these meetings. The Board committees currently consist of an Audit Committee, a Compensation Committee and an Executive Committee. During the year ended December 31, 2002, the Compensation Committee held one meeting, the Executive Committee held thirteen meetings and the Audit Committee held nine meetings. We do not have a nominating committee.

Audit Committee.    The Audit Committee currently consists of Stephen P. Mumblow (Chairman), John Maxwell Hamilton and Thomas V. Reifenheiser, each of whom is independent as defined by applicable Nasdaq National Market standards governing the qualifications of Audit Committee members. The purposes of the Audit Committee are to review with our management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; and to provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention. The Audit Committee is also responsible for the appointment and oversight of our independent auditors. The Audit Committee operates under a written charter originally adopted by the Board of Directors on May 25, 2000, an amended version of which was adopted on April 3, 2003. A copy of the Audit Committee’s charter, as amended and currently in effect, is included as Appendix A to this proxy statement.

Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of Charles W. Lamar, III (Chairman), Stephen P. Mumblow and Thomas V. Reifenheiser. The Committee’s responsibilities include considering the performance of the Chief Executive Officer and our other executive officers and reviewing and approving such officers’ cash and equity-based compensation and benefits.

Executive Committee.    The Executive Committee has authority to manage our affairs between meetings of the Board of Directors and administers our 2000 Employee Stock Purchase Plan. The Executive Committee currently consists of Kevin P. Reilly, Jr., Keith Istre and Sean Reilly. Following the Annual Meeting, the Board of Directors plans to discharge this committee and the 2000 Employee Stock Purchase Plan will be administered by the Board of Directors.

Director Compensation

During 2002, directors who were not employed by us received a fee of $1,500 a month and were reimbursed for travel expenses incurred to attend board meetings. Prior to December 2002, the members and Chairman of the Audit Committee also received fees of $2,500 and $5,000, respectively. Effective December 2002, these fees were increased to $9,000 and $18,000 a year, respectively.

Certain Relationships and Related Transactions

We purchased approximately $1.2 million of highway signs and transit bus shelters from Interstate Highway Signs Corp., which represented approximately 12% of total capitalized expenditures for our logo sign and transit advertising businesses during the year ended December 31, 2002. We do not use Interstate Highway Signs Corp. exclusively for our highway sign and transit bus shelter purchases. Interstate Highway Signs Corp. is a wholly owned subsidiary of Sign Acquisition Corp. Kevin P. Reilly, Jr., our President, Chief Executive Officer and one of our directors, has voting control over a majority of the outstanding shares of Sign Acquisition Corp. through a voting trust.

We advanced T. Everett Stewart, Jr., one of our directors, $87,000 on January 9, 2002 as an advancement against his bonus for fiscal year 2001. This loan was paid in full on January 24, 2002.

Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement. This consulting agreement has a ten year term and provides for a $120,000 annual consulting fee. The agreement contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.

We also have a lease arrangement with Reilly Enterprises, LLC, which Kevin P. Reilly, Sr. controls, for the period beginning October 1, 2001 and continuing for sixty consecutive months for the use of an airplane. We pay a fee of $5,000 per month plus expenses which entitles us to 6.67 hours of flight time, any unused portion of which is carried over into the next succeeding month. The total fees paid under this arrangement for fiscal 2002 were $75,315.

As of December 31, 2002, we had a receivable of $919,631 for premiums paid on split-dollar life insurance arrangements for Kevin P. Reilly, Sr. that were entered into in 1990 and 1995 as a component of his compensation as our Chief Executive Officer and his continuing retirement benefits thereafter. In accordance with the terms of the arrangements, we will recover all of the cumulative premiums paid by us upon the termination, surrender or cancellation of the policies or upon the death of the insured.

Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly and Anna Reilly Cullinan. Kevin P. Reilly, Jr. is our President, Chief Executive Officer and one of our directors, Sean Reilly is our Chief Operating Officer and one of our directors, and Anna Reilly Cullinan is one of our directors. Kevin P. Reilly, Jr. and Anna Reilly Cullinan are also nominees for director.

We have made two loans to Live Oak Living Centers, LLC. One loan was for $60,597 at an interest rate of 7.5% and the other loan was for $112,000 at an interest rate of 6%. Kevin P. Reilly, Jr., our President, Chief Executive Officer and one of our directors, has a 15% ownership interest in the LLC. Sean Reilly, Kevin P. Reilly, Jr.’s brother and also our Chief Operating Officer and a director, has a 7.5% ownership interest in the LLC. Both loans, totaling $207,765 in outstanding principal and interest, were repaid in full in September 2002.

On September 6, 2002, we entered into an agreement with Charles W. Lamar III, one of our directors and a nominee for director, to settle Mr. Lamar’s obligation to reimburse us for premiums that we had paid under a split-dollar life insurance policy. These premiums had been paid under an original policy, which was subsequently surrendered to a new insurer for a new policy. We paid no further premiums under the new policy but the new policy replaced the surrendered policy as collateral for the $90,219 in aggregate premiums paid by us under the old policy. In exchange for the right to receive the death proceeds from the new policy at some indeterminate future date, we accepted stock of the original insurer, which was issued in connection with its demutualization, and cash with a value of approximately $53,393 in full satisfaction of this obligation.

Compensation Committee Interlocks And Insider Participation

The Compensation Committee currently consists of Charles W. Lamar, III, Stephen P. Mumblow and Thomas V. Reifenheiser. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

From October 1982 to December 1998, Charles W. Lamar, III was our Secretary and General Counsel. Mr. Lamar also entered into an agreement with us on September 6, 2002 to settle his obligation to reimburse us for premiums that we had paid under a split-dollar life insurance policy. See “Certain Relationships and Related Transactions” above.

Executive Compensation

Summary Compensation Table

The following table sets forth certain compensation information for the Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2002 exceeded $100,000, which are herein referred to as the Named Executive Officers.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Shares of Class A Common Stock Underlying Options(#)	All Other Compensation($)(1)
Kevin P. Reilly, Jr.	2002	220,000	175,000	—	89,217	(2)(3)
President and Chief Executive	2001	220,000	150,000	97,500	74,602	(3)
Officer	2000	220,000	300,000	—	73,115	(3)

Sean E. Reilly	2002	190,000	125,000	—	62,533	(4)
Chief Operating Officer and	2001	150,000	112,500	97,500	52,500
Vice President	2000	150,000	225,000	—	17,500

Keith A. Istre	2002	166,000	125,000	—	27,250	(5)
Treasurer and Chief Financial	2001	166,000	112,500	48,000	17,500
Officer	2000	166,000	225,000	—	17,500

(1)	Includes employer contributions under our deferred compensation plan of $57,500 per year for Kevin P. Reilly, Jr., $50,000 per year in 2002 and 2001 and $15,000 in 2000 for Sean E. Reilly and $15,000 per year for Keith A. Istre.

(2)	Includes $19,870 representing imputed income for use of company vehicle.

(3)	Includes $6,110, $6,138 and $6,667 for 2000, 2001 and 2002 respectively for the premiums attributable to the term life insurance portion of split-dollar life insurance policies and the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for the split-dollar life insurance policies paid by us.

(4)	Includes $10,033 in 2002 representing imputed income for use of company vehicle.

(5)	Includes $9,750 in 2002 representing imputed income for use of company vehicle.

Option Grants and Potential Realizable Values Table

No option grants were made to the Named Executive Officers during fiscal year 2002.

Option Exercises and Year-End Values Table

The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2002.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Value

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable(1)
Kevin P. Reilly, Jr.	68,250/29,250	493,448/211,477
Sean E. Reilly	68,250/29,250	493,448/211,477
Keith A. Istre	119,800/22,400	1,103,684/106,272

(1)	Based on the difference between the option exercise price and the closing price of the underlying Class A common stock on December 31, 2002, which closing price was $33.65.

Compensation Committee Report on Executive Compensation

Our executive compensation policy is designed to attract, retain and reward executive officers who contribute to our long-term success by maintaining a competitive salary structure and aligning individual compensation with the achievement of corporate and individual performance objectives.

Executive Officer Compensation

Overall, the Committee has determined that executive officer base salaries and cash bonuses should be based on industry averages for comparable positions as well as on individual and corporate performance.

For 2002, the Chief Executive Officer made recommendations to the Committee as to base salary amounts for each executive officer (including himself) based on his assessment of each officer’s individual performance and current level of compensation. The Committee evaluated the Chief Executive Officer’s recommendations, taking into account the officer’s tenure in his position, the Committee’s subjective assessment of individual performance and our overall performance during the prior year. The Committee did not apply a strict formula but instead considered these factors together without giving any specific weight to any individual factor. The Committee gauged our overall performance based on several key indicators. These indicators included the number of acquisitions completed and the aggregate purchase price, the market performance of our Class A common stock and the growth in net revenues and cash flows. The Committee also considered the current financial and economic environment in making its assessment. The Chief Executive Officer recommended that his base compensation and the base compensation of the Chief Financial Officer remain the same in 2002 as it was in 2001. The Chief Executive Officer recommended the salary of the Chief Operating Officer be increased in 2002 from 2001 due to an increase in his responsibilities. The Committee approved these recommendations.

Each year, the Chief Executive Officer proposes to the Committee the size of annual bonuses, taking into account our growth for that year and each officer’s individual performance. In 2002, cash bonuses paid to the Chief Executive Officer and other executive officers totaled $425,000. The Chief Executive Officer’s bonus was based on our overall financial performance during 2002.

Stock Options

No option grants were made to the executive officers during 2002.

Deduction Limit for Executive Compensation

Section 162(m) of the Internal Revenue Code limits a publicly held company’s tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance-based compensation that has been approved by stockholders is not subject to the limit. We do not currently expect to pay cash compensation exceeding the $1,000,000 limitation. Stock options granted under the 1996 Equity Incentive Plan are not subject to the limitation under applicable regulations. In addition, the Committee will consider as appropriate other ways to maximize the deductibility of executive compensation, while retaining the discretion to compensate certain executive officers in a manner commensurate with performance and the competitive environment for executive talent without regard to deductibility.

By the Compensation Committee,

Charles W. Lamar, III (Chair)

Stephen P. Mumblow

Thomas V. Reifenheiser

PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total stockholder returns on the Class A common stock over the period from December 31, 1997 to December 31, 2002 as compared with that of the Nasdaq US Index and Clear Channel Communications, Inc., a company that we selected as comparative to us in that it operates as part of its business outdoor advertising properties as well as other media properties. The two-stock Custom Composite Index used last year, which is also shown, was replaced because the Ackerly Group, Inc., a member of that Custom Composite Index, ceased trading in the first quarter of 2002 when it was merged into Clear Channel Communications, Inc. The graph assumes $100 invested on December 31, 1997 in our Class A common stock, the Nasdaq US Index, the Custom Composite Index and Clear Channel Communications, Inc. with all dividends, if any, being reinvested.

	31-Dec-97	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02
Lamar Advertising Company	$100	$141	$229	$146	$160	$127
Nasdaq US	$100	$141	$261	$157	$125	$86
Custom Composite Index (1)	$100	$136	$219	$119	$126	$92
Clear Channel Communications, Inc.	$100	$137	$225	$122	$128	$94

(1)	The Custom Composite Index consisted of Clear Channel Communications, Inc. and the Ackerly Group, Inc. through the first quarter of 2002, and Clear Channel Communications, Inc., thereafter due to the merger of the Ackerly Group, Inc. into Clear Channel.

Report of the Audit Committee

In the course of its oversight of our financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2002, (ii) discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Stephen P. Mumblow (Chair)

John Maxwell Hamilton

Thomas V. Reifenheiser

Information Concerning Auditors

The firm of KPMG LLP, independent accountants, audited our financial statements for the year ended December 31, 2002. The Board of Directors has appointed KPMG LLP to serve as the Company’s independent auditors for its fiscal year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The fees for services provided by KPMG LLP to the Company in 2002 were as follows:

Audit Fees, excluding audit-related fees	$335,000

All Other Fees:
Audit-related fees	$60,000

Other non-audit services	$54,723

Other Matters

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Deadline For Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2004 Annual Meeting of Stockholders, it must be received by us at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary, no later than December 25, 2003.

In addition, our Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the Bylaws. To be timely for the 2004 Annual Meeting, proposals must be received by not later than the close of business on March 9, 2004.

Expenses Of Solicitation

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.

April 23, 2003

Appendix A

LAMAR ADVERTISING COMPANY

Audit Committee Charter

Purpose

The principal purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, including by reviewing the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures and internal accounting and financial controls, and the annual independent audit process.

In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers, at the Company’s expense, as it determines necessary to carry out its duties.

The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. In this connection, the Committee, as a committee of the Board, shall be directly responsible for the appointment (and where appropriate, replacement), compensation and oversight of the work of the outside auditor in preparing or issuing an audit report or related work, including resolving any disagreements between management and the outside auditor regarding financial reporting. The Committee shall receive direct reports from the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor and for approving all auditing services and permitted non-audit services provided by the outside auditor.

This Charter shall be reviewed for adequacy on an annual basis by the Committee.

Membership

The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the Nasdaq Audit Committee requirements. Accordingly, all of the members will be directors:

•	Who have no relationship to the Company that the Board determines would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

•	Who do not receive any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees.

•	Who are not an “affiliated person” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as a member of the Board or any of its committees.

•	Who are financially literate.

In addition, at least one member of the Committee will have sufficient accounting or related financial management expertise to comply with the Nasdaq Audit Committee Composition requirements and, to the extent practicable, be an “audit committee financial expert” (as that term is defined by the Securities and Exchange Commission (the “SEC”)).

Audit Committee members shall be appointed by the Board of Directors. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

Meetings

The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. At least quarterly, the Audit Committee shall meet separately with (i) the independent auditor and (ii) Company management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

Key Responsibilities

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

•	The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

•	The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

•	The Committee shall periodically review with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

•	The Committee shall periodically discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	The Committee shall review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	The Committee shall review with the Company’s internal counsel or outside counsel, on at least an annual basis, any material legal compliance issues, including any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

•	The Committee shall review with management and the outside auditor the Company’s critical accounting policies and practices.

•	The Committee shall review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence, and take appropriate action regarding the independence of the outside auditor.

•	The Committee shall approve the engagement of the outside auditor and shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

•	The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall oversee the Company’s disclosure controls and procedures.

•	The Committee shall review and approve all related-party transactions on an ongoing basis.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(FRONT OF PROXY CARD)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2003

LAMAR ADVERTISING COMPANY

The undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 22, 2003, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, this proxy will be voted for the proposals.

PLEASE SIGN AND MAIL PROXY TODAY

(Continued and to be signed on reverse side.)

[SEE REVERSE SIDE]

(REVERSE OF PROXY CARD)

☒    Please mark your votes as this example.

		FOR	WITHHELD
		All nominees	For all nominees
1.	Proposal to elect directors	☐	☐

FOR, except withheld from the following nominee(s):

Nominees:	Kevin P. Reilly, Jr.
Charles W. Lamar, III
Anna Reilly Cullinan
Stephen P. Mumblow
John Maxwell Hamilton
Thomas V. Reifenheiser

Mark Here For Address Change and Note on Left    ☐

Signature:__________________________________________________ Date:___________________________________

Signature:__________________________________________________ Date:___________________________________

NOTE:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.